EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - WILLIAMS SCOTMANS]

FOR IMMEDIATE RELEASE

June 23, 2005

For more information, please contact:
Robert C. Singer
Chief Financial Officer
Williams Scotsman, Inc.
Direct: (410) 931-6108


                             WILLIAMS SCOTSMAN, INC.
                 ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION
           FOR ITS 9 7/8% SENIOR NOTES AND ITS 10% SENIOR SECURED NOTES


BALTIMORE, MD, JUNE 23, 2005 - Williams Scotsman, Inc. announced today that it has commenced a tender offer and consent solicitation for any and all of its outstanding 9 7/8% Senior Notes due 2007 (the "9 7/8% Notes") and for any and all of its outstanding 10% Senior Secured Notes due 2008 (the "10% Notes", together with the 9 7/8% Notes, the "Notes"). The total consideration (including the consent payment described below) in connection with the offers is $1,005.00 per $1,000 principal amount for the 9 7/8% Notes and $1,105.13 per $1,000 principal amount for the 10% Notes, plus, in each case, accrued and unpaid interest to, but not including, the applicable payment date. As of today, $550 million principal amount of the 9 7/8% Notes are outstanding and $150 million principal amount of the 10% Notes are outstanding. The terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated June 23, 2005. The CUSIP No. for the 9 7/8% Notes is 96949VAC7 and the CUSIP No. for the 10% Notes is 96949VAH6.

The total consideration for the 9 7/8% Notes was determined by adding 50 basis points to the current redemption price for the 9 7/8% Notes, which is 100% of their principal amount. The total consideration for the 10% Notes was determined by assuming that 35% of the 10% Notes were redeemed at the "equity clawback" redemption price of 110% of their principal amount and that the remainder were repurchased at 100% of their principal amount plus a make-whole premium based on the yield of a U.S. treasury security maturing on or near the first redemption date for such notes (which is August 15, 2006) plus 50 basis points.

In conjunction with the tender offers, the company is soliciting the consent of holders of Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures for the Notes.

The consent payment of $20.00 per $1,000 principal amount of the 9 7/8% Notes and the consent payment of $20.00 per $1,000 principal amount of the 10% Notes will be paid only for the Notes validly tendered and not withdrawn prior to the Consent Date, which will be 5:00 p.m., New York City time, on July 7, 2005, unless extended. Holders who tender their Notes into the tender offer


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after the Consent Date will receive the total consideration described above less the consent payment amount, which would be $985.00 per $1,000 principal amount of the 9 7/8% Notes and $1,085.13 per $1,000 principal amount of the 10% Notes. Notes may not be tendered without delivering consents to the amendments to the indentures for the Notes described above.

The tender offers commenced today will expire at 5:00 P.M., New York City time, on August 2, 2005, unless extended. Closing of the tender offers is subject to:
(i) the company having available funds sufficient to pay the total consideration with respect to all Notes tendered from the proceeds of the initial public offering of the common stock of Williams Scotsman International, Inc., the parent of the company, a new notes offering of the company and/or the borrowings under its credit facility; (ii) the tender of a majority in principal amount of each class of Notes by the holders; (iii) the execution of supplemental indentures relating to the indentures that govern the Notes; and (iv) certain other customary conditions.

Deutsche Bank Securities Inc. is the Dealer Manager and Solicitation Agent for the tender offers and consent solicitation. Questions concerning the tender offers or consent solicitation may be directed to Alexandra Barth, Deutsche Bank Securities Inc. collect, at (212) 250-5655. The Information Agent is MacKenzie Partners, Inc. Copies of documents may be obtained from MacKenzie Partners, Inc., at (212) 929-5500 (collect) or toll-free at (800) 322-2885.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement and related applicable Consent and Letter of Transmittal dated June 23, 2005.




Williams Scotsman, Inc.

Williams Scotsman, Inc., headquartered in Baltimore, Maryland, is a provider of modular space solutions for the construction, education, commercial and industrial, and government markets. The company serves over 25,000 customers, operating a fleet of approximately 96,000 modular space and portable storage units that are leased through a network of 85 branches. Williams Scotsman provides delivery, installation, and other services to its leasing customers, and sells new and used modular space products and services.

Certain statements included above constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from future results expressed or implied by these forward-looking statements. These factors include, among others, the following: substantial leverage and our ability to service debt; changing market trends in our industry; general economic and business conditions including a prolonged or substantial recession; our ability to finance fleet and branch expansion and to locate and finance acquisitions; our ability to implement our business and growth strategy and maintain and enhance our competitive strengths; our ability to consummate the financing transactions described above and to obtain financing for general corporate purposes; intense industry competition; availability of key personnel; industry over-capacity; and changes in,

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or the failure to comply with, government regulations. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date hereof as a result of new information, future events or developments, except as required by federal securities laws.



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